United States

Securities and Exchange Commission

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SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For release:	Immediately
Date:	December 14, 2020
Contact:	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Issues Statement

GLENDALE, California—Public Storage (NYSE:PSA) today issued the following statement in response to a letter from Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”):

The Public Storage Board of Trustees and management team are committed to serving the best interests of the Company and its shareholders, and will continue to take decisive action to drive sustainable value creation.

Public Storage is the world’s largest owner, operator, and developer of self-storage properties, with a $46 billion total market capitalization. This success has come through executing strategies that promote the long-term resilience of its properties and of the Company, as well as enhancing shareholder value, resulting in the generation of 20-year Compounded Annual Growth Rates (CAGR) of: 7% for core funds from operations (FFO) per share1, 12% for dividends per share and 16% for total shareholder return (vs. 7% for the S&P 500). Since the beginning of 2019, Public Storage has undertaken important growth initiatives and has significantly refreshed its Board of Trustees, including:

•

Expanding its portfolio by approximately 13.9 million net rentable square feet, or 9%, through $1.9 billion of acquisitions, development, and redevelopment, including properties currently under contract and the approximately $500 million recent acquisition of the Beyond Storage Portfolio

•

Delivering $471 million of properties from the Company’s development platform, the only one of its kind among public competitors, with a current pipeline of $563 million additional activity planned (in addition to the $1.3 billion previously delivered in 2013-2018)

•	Executing a $500 million, five-year “Property of Tomorrow” investment program to improve customer satisfaction and enhance its existing portfolio

•	Adding additional scale by growing its third-party property management business to a total of 113 properties

•	Investing in its proprietary in-house technology platforms that drive operational capability, streamlining workflows and driving labor efficiencies, while enhancing customer and employee experiences

•	Raising over $3 billion of debt and preferred capital to fund growth and lower in-place capital costs

•	Driving revenue through both occupancy and rent optimization, resulting in leading revenue per available foot

•	Aggregation of 33 million square foot non-same store portfolio, which provides significant embedded revenue growth as properties stabilize

•

Adding five new independent Trustees in the past 18 months, who bring deep operational, technology, real estate investing, and corporate governance expertise, as well as proven track records as public company leaders and board members, and announcing the retirement of three longer-tenured Trustees, effective December 31, 2020, following which the average tenure of the Board will be approximately 6 years

[1]

FFO per share is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets. A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is included in the Company’s SEC filings.

•	Year-to-date total shareholder returns of +6% compared to MSCI US REIT Index of -10%

•	Last twelve months total shareholder returns of +9% compared to MSCI US REIT Index of -8%

In addition to Public Storage’s growth initiatives, the Company will drive performance through: (i) team and culture; (ii) brand, scale and superior operating platform; (iii) development leadership; and (iv) a balance sheet built upon financial strength, discipline, and flexibility to fund growth. The unique interplay among these drivers strengthens the Company’s business as it innovates across every component of the platform. Public Storage looks forward to discussing its strategy in more detail at its upcoming Investor Day, which will be held on May 3, 2021.

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At September 30, 2020, we had: (i) interests in 2,504 self-storage facilities located in 38 states with approximately 171 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR) which owned 239 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at September 30, 2020. Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on the Company’s website at www.PublicStorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2020 and in our other filings with the SEC including: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development, expansion and acquisition of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; risks associated with the COVID Pandemic or similar events, including but not limited to illness or death of our employees or customers, negative impacts to the economic environment and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, and/or potential regulatory actions to (i) close our facilities if we were determined not to be an “essential business” or for other reasons, (ii) limit our ability to increase rent or otherwise limit the rent we can charge or (iii) limit our ability to collect rent or evict delinquent tenants; risk that even after the initial restrictions due to the COVID Pandemic ease, they could be reinstituted in case of future waves of infection or if additional pandemics occur; risk that we could experience a change in the move-out patterns of our long-term customers due to economic uncertainty and the significant increase in unemployment in the last 30 days. This could lead to lower occupancies and rent “roll down” as long-term customers are replaced with new customers at lower rates. We observed such a trend during the recessionary circumstances of 2009; however, to date we have not seen any material change in the move-out patterns of long-term customers; risk of negative impacts on the cost and availability of debt and equity capital as a result of the COVID Pandemic, which could have a material impact upon our capital and growth plans; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; the risk that our existing self-storage facilities may be at a disadvantage in competing with newly developed facilities with more visual and customer appeal; risk related to increased reliance on Google as a customer acquisition channel; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage properties that we acquire directly or through the acquisition of entities that own and operate self-storage facilities;

risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the legal and regulatory environment, as well as national, state and local laws and regulations including, without limitation, those governing environmental issues, taxes, our tenant reinsurance business, and labor, including risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to a November 2020 California ballot initiative (or other equivalent actions) that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in United States federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays and cost overruns on our projects to develop new facilities or expand our existing facilities; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

Additional Information

In connection with Public Storage’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”), Public Storage intends to file a proxy statement and associated WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2021 Annual Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, when it becomes available, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents from the Company’s website at www.PublicStorage.com.

Certain Information Regarding Participants

Public Storage, its trustees, trustee nominees and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of the Company’s trustees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020, and the Company’s definitive proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on March 12, 2020. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the proxy statement for the 2019 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

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